NEWS ANNOUNCEMENT
                           [LOGO OF JAFFONI & COLLINS]

                                JAFFONI & COLLINS
                                  Incorporated
                                  [Letterhead]
CONTACT:
Barry Knepper                                     Joseph N. Jaffoni
Chief Executive Officer                           Jaffoni & Collins Incorporated
212/265-3600                                      212/505-3015 or jcirr@aol.com

FOR IMMEDIATE RELEASE

                         UNITEL VIDEO MAKES ANNOUNCEMENT


           New York, New York (September 8, 1997)--Unitel Video, Inc. (AMEX:UNV), in a press release dated August 12, 1997, announced that it had received an unsolicited, non-binding expression of interest in acquiring the Company. The Company is announcing today that it subsequently received other unsolicited, non-binding expressions of interest.

The Company has retained the investment banking firm of Legg Mason Wood Walker, Incorporated as its financial advisor in connection with these expressions of interest and any possible transactions that may result. The Company is also being advised by its principal outside counsel, Parker Chapin Flattau & Klimpl, LLP.

Mr. Barry Knepper, Chief Executive Officer of the Company, stated that while Unitel Video has had discussions concerning these expressions of interest, there can be no assurance that these discussions will result in a definitive agreement or that a transaction with any party will ultimately be consummated.

Unitel Video, Inc. is a leading provider of studio and mobile production facilities, and post-production and special effects services to virtually every major entertainment company in the United States. The Company's studio division comprises eight production studios in New York City which are used by leading network, cable and syndicated television producers. The Company's mobile division, with ten units, provides on-location services for the taping and live telecasting of sports, musical, entertainment and cultural events throughout North America. The Company also provides post-production and new media services to producers of theatrical films, television programs and corporations through its New York and Los Angeles-based facilities.